                                                                 EXHIBIT 10.12




                                   AGREEMENT


           THIS AGREEMENT is made by and between James D. Bohanon ("Bohanon" or "Employee") and Columbia Healthcare Corporation, a Delaware corporation and the successor of Columbia Hospital Corporation, a Nevada corporation (individually or jointly "Columbia").

                             W I T N E S S E T H :

           WHEREAS, Bohanon has entered into that certain employment agreement, dated September 1, 1993, regarding his employment with Columbia (the "Columbia Employment Agreement"); and

           WHEREAS, Bohanon has agreed to relinquish his position as Co-Chief Operating Officer of Columbia; and

           WHEREAS, the parties desire to enter into this Agreement to modify, preserve and secure certain of Bohanon's benefits under the Columbia Employment Agreement;

           NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained and other valuable consideration, the parties agree as follows:

      1. TERMINATION OF EMPLOYMENT. Employee agrees to resign his employment with Columbia.

      2.   CONFIDENTIAL INFORMATION.

            (i) Employee recognizes and acknowledges that during the term of employment Employee will develop, have access to and come into possession of trade secrets and confidential information of Columbia, including, without limitation, software systems, specifications, programs and documentation, the methods and data which Columbia owns, plans or develops, whether for its own use or for use by its clients, developments, designs, inventions and improvements, trade secrets and works of authorship, customer lists, supplier lists, proposals, marketing plans and procedures, all of which are confidential and are the property of Columbia. Employee further recognizes and acknowledges that in order to enable Columbia to perform services for its customers, those customers may furnish to Columbia confidential information concerning their business affairs, property, methods of operation or other data and that the goodwill afforded to Columbia and its employees requires keeping such services and information confidential. All of these materials and information including, without limitation, those relating to Columbia's systems and customers, will be referred to below as "Proprietary Information."

            (ii) Employee agrees that during the term of Employee's employment with Columbia and thereafter, Employee will keep any and all Proprietary Information confidential and will not disclose any Proprietary Information, directly or indirectly, to any third person or entity, without the prior written consent of Columbia. Employee further agrees that, during the term of Employee's employment with Columbia and thereafter, Employee will not use, handle, copy or duplicate, in part or in whole, any Proprietary Information, except as directed by Columbia and in the ordinary course of Columbia's business. This confidentiality covenant has no temporal, geographic or territorial restriction.

            (iii) Employee agrees that upon request by Columbia, and in any event immediately upon termination of Employee's employment, Employee shall turn over to Columbia all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, software, cards, surveys, maps, logs, machines, technical data, work product or any other tangible product or document which has been produced by, received by or otherwise submitted or made available to Employee during or prior to Employee's employment with Columbia.

            (iv) Employee understands and agrees that all Proprietary Information is and shall remain the property of Columbia and that Employee has not and will not appropriate for Employee's own use or for the use of any third party any Proprietary Information. Furthermore, Employee hereby assigns or agrees to assign to Columbia or its subsidiaries or affiliates, as appropriate, its successors, assigns or nominees, Employee's entire right, title and interest in any developments, designs, patents, inventions and improvements, trade secrets, trademarks, copyrightable subject matter or other Proprietary Information which Employee has made or conceived, or may make or conceive, either solely or jointly with others, while providing services to Columbia, or with the use of time, material or facilities of Columbia or relating to any actual or anticipated business, research, development, product, service or activity of Columbia known to Employee while employed at Columbia, or suggested by or resulting from any task assigned to Employee or work performed by Employee for or on behalf of Columbia, whether or not such work was performed prior to the date of this Agreement.

            (v) For purposes of the foregoing, service by the Employee with Galen and Humana Inc. prior to the Effective Time will be deemed service with Columbia.

      3. COVENANT NOT TO COMPETE. Employee agrees that because of the confidential and sensitive nature of the Proprietary Information and because the use of, or even the appearance of the use of, the Proprietary Information in certain circumstances may cause irreparable damage to Columbia and its reputation, or to customers of Columbia, Employee will not, from the date of this Agreement until the expiration of one (1) year after the date on which Employee's employment with Columbia terminates for any reason, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of or be connected in any manner, including as director, officer, consultant, independent contractor, employee, partner, or investor with any business, enterprise, organization or other individual or entity which solicits business, performs services or delivers goods that are comparable to or competitive with any business of Columbia; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of any entity with securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, shall not be prohibited by this Section 4.

      4. NON-SOLICITATION. Employee agrees that during the term of Employee's employment with Columbia and for a period of three (3) years thereafter, Employee will not interfere with Columbia's relationship with, or endeavor to employ or entice away from Columbia, any business, enterprise, organization or other individual or entity, which is an employee, customer or supplier of Columbia, or which maintains a business relationship with any business of Columbia.

      5. BENEFITS ON AND AFTER TERMINATION . In consideration of Bohanon's promises contained herein and his termination as an employee of Columbia, and in fulfillment of Columbia's obligations under the Columbia Employment Agreement, the parties agree to the following:

         (i) At the time of Bohanon's resignation, he shall be paid a lump sum cash payment equal to Fifty-Three Thousand Eight Hundred and Fifty Dollars ($53,850.00) multiplied by the number of months (and fraction thereof), remaining between the effective date of Bohanon's resignation and February 28, 1998.

         (ii) Columbia shall continue to carry at its expense life insurance coverage on Bohanon's life to age sixty-five (65) in the amount of One Million, Seventy-Five Thousand Dollars ($1,075,000.00) payable to Bohanon's beneficiary.

         (iii) Columbia shall continue health insurance coverage for Bohanon and his family, under an insured health program available to Columbia employees, until Bohanon's age sixty-five (65). The cost to Bohanon for such coverage shall be the cost under the Consolidated Omnibus Budget Reconciliation Act (COBRA) minus the cost for such coverage Columbia would pay if Bohanon were an employee. (i.e. The normal Company portion shall be paid by the Company.) Bohanon's spouse shall also be entitled, as Bohanon's dependent, to continuation of health insurance coverage until she reaches age sixty-five (65) under the same plans as Bohanon and subject to the same terms and cost of coverage under those plans as Bohanon, however once Bohanon reaches the age of sixty-five and is entitled to coverage under Medicare (or its successor), he shall not be entitled to dependent coverage under his spouse's coverage.

         (iv) There shall be immediate and full vesting of any of Bohanon's stock options which are not otherwise exercisable or payable as of the date of termination of employment. Bohanon shall be treated as retiring from the employ of the Company so that such stock options and any other vested but unexercised options shall not expire until two years from the date of such retirement. This paragraph shall not apply to the SARs referenced in subparagraph (v) below.

         (v) Bohanon is hereby granted stock appreciation rights with respect to 300,000 shares of Columbia Common Stock (the "Shares") at an exercise price ("Exercise Price") of $27.1875 per share (the "SARs"). The SARs are fully exercisable and shall expire August 31, 1997. Upon exercise of an SAR, Employee shall be entitled to receive an amount, payable in cash, determined by multiplying (A) the excess of the fair market value of a Share on the date of exercise over the Exercise Price by (B) the number of Shares as to which the SAR is being exercised (for this purpose fair market value of a Share shall be the average between the high and the low trading prices of a Share on the principal exchange on which the Shares are traded). Notwithstanding the foregoing, for the one (1) year period between September 1, 1994 and up to and including August 31, 1995, Bohanon may, at his sole discretion, relinquish the SARs described herein and receive in lieu thereof a lump sum payment of one million dollars ($1,000,000) plus an additional amount sufficient to enable Bohanon to pay all federal, state and local taxes resulting from his receipt of such payment so that Bohanon will receive an amount, net of all taxes, equal to one million dollars ($1,000,000) (the "Alternative Cash Payment"). For this purpose, the amount of the Alternative Cash Payment will be determined assuming Bohanon's effective federal, state and local tax rates are the highest marginal tax rate applicable. In the event of Bohanon's death or disability, the SARs shall be exercisable by the person or persons to whom those rights pass by will or by the laws of descent and distribution or if appropriate by the legal representative of Bohanon or his estate under the same terms contained herein.

      6. BINDING EFFECT. This Agreement and any amendments hereto shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

      7. PRIOR AGREEMENT. Upon Bohanon's resignation as an employee of Columbia, this agreement shall supersede the Columbia Employment Agreement.

      8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to its rules of conflict of laws. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the Commonwealth of Kentucky and of the United States of America located in the Commonwealth of Kentucky for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby; and agree not to commence any litigation relating thereto except in such courts.

      9. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of the Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      IN WITNESS WHEREOF, Columbia has caused this Agreement to be executed by its duly authorized officer and Bohanon has executed this Agreement, each as of the day and year set forth below.






                                   COLUMBIA HEALTHCARE CORPORATION




Date: ______________________       By: ___________________________________
                                        Richard L. Scott
                                        President and
                                        Chief Executive Officer



Date: ______________________       Employee: _____________________________
                                                James D. Bohanon

                                 AGREEMENT


           THIS AGREEMENT is made by and between James D. Bohanon ("Bohanon" or "Employee") and Columbia Healthcare Corporation, a Delaware corporation and the successor of Columbia Hospital Corporation, a Nevada corporation (individually or jointly "Columbia").

                           W I T N E S S E T H :

           WHEREAS, Bohanon has entered into that certain employment agreement, dated August 31, 1993, regarding his employment with Columbia (the "Columbia Employment Agreement"), which was modified and superseded by an Agreement between the parties dated December 16, 1993 (the "Employment Termination Agreement"); and

           WHEREAS, Bohanon entered into that certain agreement dated February 15, 1993 with Galen Health Care, Inc. ("Galen") regarding termination benefits following a change in control (the "Severance Protection Agreement") which Columbia is obligated under as successor to Galen; and

           WHEREAS, the parties desire to clarify Bohanon's benefits under such agreements;

           NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained and other valuable consideration, the parties agree that upon his resignation as an employee of Columbia, Bohanon shall be entitled to the benefits under his Severance Protection Agreement. However, notwithstanding the above, the parties agree that Bohanon is not entitled to the benefits described in
Section 2(a)(3)(ii) of his Severance Protection Agreement.

           IN WITNESS WHEREOF, Columbia has caused this Agreement to be executed by its duly authorized officer and Bohanon has executed this Agreement, each as of the day and year set forth below.


                                   COLUMBIA HEALTHCARE CORPORATION




Date: ______________________       By: ___________________________________
                                        Richard L. Scott
                                        President and
                                        Chief Executive Officer



Date: ______________________       Employee: _____________________________
                                                James D. Bohanon